Exhibit 10.2

February 27, 2013

Robert W. Rigdon

11410 Long Pine Drive

Houston, Texas 77077

Re:     Exchange of Salary for Option Grant

Dear Robert:

This letter describes your election to (i) reduce your base salary from $300,000 to $210,000, or a reduction of $90,000, for the twelve month period from March 1, 2013 through February 28, 2014 and (ii) waive your right to receive the $120,000 aggregate annual bonus for 2013 contemplated by Section 4.2(b) of your employment agreement with Synthesis Energy Systems (the “Company”) dated April 8, 2011 (the “Employment Agreement”). In exchange for such election, you will receive a grant of a non-qualified stock option (the “Option”) exercisable for 246,538 shares of the common stock of the Company.

The number of shares underlying the Option was determined by dividing $210,000 (the amount of your salary reduction and waived bonus) by $0.8518, which is the fair value of the Option as determined using the Black-Scholes valuation method typically utilized by the Company. The exercise price of the Option ($1.10) was determined based on the fair market value of the common stock on the date of approval by the Compensation Committee of the board of directors of the Company (February 27, 2013). The Option will vest in equal monthly installments over twelve months. The term of the Option is ten years from the award date. The vested portion of the Option will not be forfeitable upon your termination for any reason, but the entire unvested portion would be forfeited. All other terms are as set forth in the form of the Option grant agreement attached hereto as Exhibit A.

By execution of this letter, you acknowledge and agree that, notwithstanding anything to the contrary in the Employment Agreement, you will only be entitled to $210,000 of base salary for the period from March 1, 2013 through February 28, 2014 and you will not be entitled to receive any portion of the $120,000 aggregate annual bonus for 2013 contemplated by Section 4.2(b) of the Employment Agreement. This shall not affect your right to any other compensation from the Company as contemplated by the Employment Agreement or any other terms thereof.

You further acknowledge and agree that (i) you are an “accredited investor” within the meaning of Rule 501(a) of Regulation D of the Securities Act of 1933, as amended, (ii) you are familiar with the general risks relating to an investment in the Company’s common stock, (iii) you have carefully considered this letter and have, to the extent you believe such discussion necessary, discussed this letter with your professional, legal, tax, accounting and financial advisors, (iv) you have had the right to request copies of any documents, records, and books pertaining to the Company that you deem necessary to consider the transactions contemplated by this letter, (v) you have had a reasonable opportunity to ask questions of, and receive answers from, the Company concerning this letter and all such questions have been answered to your full satisfaction, (vi) you have adequate means of providing for your current financial needs and contingencies and (vii) you are able to bear the economic risks of the transactions contemplated by this letter.

If you have any questions regarding this matter, please let us know.

SYNTHESIS ENERGY SYSTEMS, INC.

/s/ Kevin Kelly
Kevin Kelly
Chief Accounting Officer, Controller and Secretary

ACKNOWLEDGED AND AGREED
as of February 27, 2013

/s/ Robert Rigdon
Robert Rigdon